                                                                       EXHIBIT 8
                                                                       ---------


            Dated the Effective Date of the Registration Statement


NBD Bancorp, Inc.
611 Woodward Avenue
Detroit, Michigan 48226

First Chicago Corporation
One First National Plaza
Chicago, Illinois 60670


Ladies/Gentlemen:

     We have acted as special counsel to First Chicago Corporation, a Delaware corporation ("First Chicago"), in connection with the proposed merger (the "Merger") of First Chicago with and into NBD Bancorp, Inc., a Delaware corporation ("NBD"), upon the terms and conditions set forth in the Agreement and Plan of Merger (the "Agreement") dated as of July 11, 1995 by and between NBD and First Chicago. At your request, and pursuant to Section 7.1(f) of the Agreement, we are rendering our opinion concerning the material federal income tax consequences of the Merger.

     For purposes of the opinion set forth below, we have relied, with the consent of NBD and the consent of First Chicago, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of NBD and of First Chicago (copies of which are attached hereto and which are incorporated herein by reference), and we have assumed that such certificates will be complete and accurate as of the Effective Time. Any capitalized term used and not defined herein has the meaning given to it in the Joint Proxy Statement-Prospectus of NBD and First Chicago dated September 18, 1995 (the "Joint Proxy Statement-Prospectus").

NBD Bancorp, Inc.
First Chicago Corporation
Page 2


     We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the Joint Proxy Statement-Prospectus and that the Merger will qualify as a statutory merger under the applicable laws of the State of Delaware.

     Based upon and subject to the foregoing, it is our opinion that, under presently applicable law, that:

     1. The Merger will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") and First Chicago and NBD will each be a party to the reorganization;

     2. No gain or loss will be recognized by First Chicago or NBD as a result of the Merger;

     3. No gain or loss will be recognized by the stockholders of First Chicago who exchange their First Chicago Capital Stock solely for NBD Common Stock and/or New Preferred Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in NBD Common Stock);

     4. The tax basis of the NBD Common Stock and New Preferred Stock received by stockholders who exchange all of their First Chicago Common Stock and First Chicago Preferred Stock solely for NBD Common Stock or New Preferred Stock in the Merger will be the same as the tax basis of the First Chicago Capital Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and

     5. The holding period of NBD Common Stock and New Preferred Stock received by stockholders of First Chicago in the Merger will include the period during which the shares of First Chicago Common Stock and/or First Chicago Preferred Stock surrendered in exchange therefor were held; provided, such First Chicago Common Stock and/or First Chicago Preferred Stock was held as a capital asset by the holder of such first Chicago Common Stock and/or First Chicago Preferred Stock at the Effective Time.

NBD Bancorp, Inc.
First Chicago Corporation
Page 3


     This opinion may not be applicable to First Chicago stockholders who received their First Chicago Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement on Form S-4 (the "Registration Statement") in respect of the shares of NBD Common Stock to be issued in connection with the Merger, and to the reference to this opinion under the caption "THE MERGER--Certain Federal Income Tax Consequences" and elsewhere in the Joint-Proxy Statement-Prospectus included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                             Very truly yours,

                                             WACHTELL, LIPTON, ROSEN & KATZ